Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212388 and 333-219882 of our report dated March 11, 2019, relating to the audit of the Consolidated Financial Statements of HarborOne Bancorp, Inc. appearing in this Annual Report on Form 10-K of HarborOne Bancorp, Inc., for the year ended December 31, 2018.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 11, 2019